SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PELDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

No. 2013-[___]	U.S.$[____]
Issuance Date: April 23, 2013

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE DUE MARCH 22, 2018

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE of Environmental Solutions Worldwide, Inc. (the “Company”), issued this 23rd day of April, 2013 (the “Issuance Date”), is duly authorized and issued pursuant to that certain Note Subscription Agreement, dated as of March 22, 2013 between the Company, the Holder (as defined below) and certain other purchasers (the “Note Subscription Agreement”) (including all Senior Secured Convertible Promissory Notes issued in exchange, transfer or replacement hereof, this “Note”), designated as one of the Senior Secured Convertible Promissory Notes Due March 22, 2018, to issued or to be issued pursuant to the Note Subscription Agreement (collectively, the “Notes”).

FOR VALUE RECEIVED, the Company promises to pay [_____] (or his or its permitted assigns) (the registered holder hereof) (the “Holder”), the principal sum of $[_____], on March 22, 2018 (the “Maturity Date”), subject to Section 1, and to pay in cash all interest that has accrued under the Note on the principal and outstanding interest sum outstanding on a semi-annual basis (i.e., each March 31st and September 30th, or the next business day) (each such date of payment an “Interest Payment Date”), commencing September 30, 2013), up to and including the date on which this Note has been paid in full, at the rate of 10% per annum, and shall be computed on the basis of a 360-day year and actual days elapsed (depending upon the subscription date).  Accrual of interest on this Note shall commence on the Issuance Date and shall continue to accrue (and shall be compounded on a quarterly basis) until the next Interest Payment Date.  The interest so payable will be paid on each Interest Payment Date to the person or entity in whose name this Note (or one or more predecessor Notes) is registered on the records of the Company regarding registration and transfers of the Notes (the “Notes Register”) on the first business day immediately prior to such Interest Payment Date.  All accrued and unpaid interest shall bear interest at the same rate of 10% per annum until the date of payment.  The principal (and all accrued and unpaid interest) of this Note is payable in currency of the United States of America or pursuant to the terms of Section 1 below, or such other manner of payment, at the sole option of the Holder.  The Notes Register shall represent the record of ownership and right to receive principal and interest payments on this Note.  Interest and principal shall be payable only to the registered Holder as reflected in the Notes Register.  The right to receive principal and interest payments under this Note shall be transferable only through an appropriate entry in the Notes Register as provided herein.

1

This Note is subject to the following additional provisions:

1.               No Prepayment; Conversion Rights and Obligations; Maturity Date Extension.

(a)             The Company shall not prepay any amount of principal or accrued interest outstanding under this Note prior to the Maturity Date without the prior written consent of the Majority Noteholders (as defined in the Note Subscription Agreement).

(b)            At the election of the Majority Noteholders, at their sole option and discretion, all principal and interest amounts then outstanding under all of the Notes shall be exchanged (the “Notes Conversion”) for shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a price of $0.04 per share (as adjusted for any stock split, stock dividend or other similar adjustment) (as adjusted, the “Conversion Price”); provided  that if the Company shall, at any time or from time to time after the date of this Note, issue (or grant new rights permitting the issuance of) any Equity Securities (as defined below) other than Excluded Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Equity Securities, then the Conversion Price in effect immediately prior to each such issuance shall be lowered to an amount equal to the lowest amount of per share consideration that was received for (or would be paid for, in the event rights permitting the issuance of any Equity Securities are issued by the Company) such Equity Securities that were issued.  As used herein, “Equity Securities” means all shares of capital stock of the Company, all securities convertible or exchangeable for shares of capital stock of the Company, and all options, warrants, and other rights to purchase or otherwise acquire from the Company shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.  As used herein, “Excluded Stock” means (i) shares of Common Stock at any time issuable upon the exercise of options or other Equity Securities granted to directors, officers, bona fide consultants and employees of the Company issued pursuant to a board of directors-approved option or incentive plan, and (ii) stock, warrants or other securities issued to a bank or other financial institution in connection with a financing.

(c)             The Company hereby covenants that upon receipt by the Company of notice by the Majority Noteholders that the Notes Conversion is being implemented, the Company shall take all measures requested by the Purchasers (as defined in the Note Subscription Agreement) to make available or authorize sufficient shares of Common Stock including, but not limited to, (i) calling a special meeting of the Company’s board of directors and/or holders of all classes of capital stock to authorize an amendment to the Company’s articles of incorporation authorizing the applicable shares of Common Stock issuable upon the Notes Conversion, (ii) filing such amendment with the Department of State of the State of Florida and (iii) taking any other action necessary to consummate the transactions contemplated hereby to permit the Notes Conversion to occur as promptly as practicable.  Upon delivery, all such applicable shares of Common Stock issuable upon the Notes Conversion shall be duly and validly issued and fully paid and nonassessable.

2

(d)            At the election of Company, at its sole option and discretion, prior to the Maturity Date, the Company may elect to pay (on or promptly following the applicable Interest Payment Date) up to two (2) of the applicable accrued and unpaid semi-annual interest payments in the form of shares of Common Stock (at the price equal to the lesser of the then existing Conversion Price or the price at which the shares of Common Stock are then publicly trading, based on the average 20 day trailing closing price prior to the applicable Interest Payment Date).

(e)             The Majority Noteholders may, at their sole option and discretion, extend the Maturity Date.

2.               Notes.  The Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same, but shall not be issuable in denominations less than integral multiples of ten thousand dollars ($10,000).  No service charge will be made for such registration of transfer or exchange.

3.               Transfer.  This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred, assigned or exchanged only in compliance with the Securities Act of 1933, as amended (the “Securities Act”), including Regulation D promulgated under the Securities Act.  Any Holder of this Note, by acceptance hereof, agrees to the representations, warranties and covenants herein.  Prior to due presentment to the Company for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s Notes Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

(a)             No Interference.  The Company shall not close its books against the transfer of this Note.

(b)            Non-Circumvention.  The Company shall not, and shall cause its subsidiaries not to, directly or indirectly, by any action avoid or seek to avoid the observance or performance of any terms of this Note or impair or diminish its value, but shall at all times in good faith assist in carrying out of all such terms of this Note.

(c)             Authority.  The Company warrants and represents that:  (i) it has all requisite corporate power and authority to enter into and perform its obligations under this Note and to issue and deliver the Note to the Holder; (ii) the execution, delivery, and performance by the Company of its obligations under this Note, including the issuance and delivery of the Note to the Holder, have been duly authorized by all necessary corporate action on the part of the Company; and (iii) this Note has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

(d)            Governmental Actions.  Without limiting the generality of the foregoing, the Company shall obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Note.

3

4.               No Impairment.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the manner herein prescribed. This Note and all other Notes now and hereafter issued of similar terms are direct obligations of the Company.

5.               Termination.  After this Note shall have been fully surrendered in connection with (a) any payment in full of the outstanding principal and interest or (b) any exchange for Common Stock or similar equity rights pursuant to Section 1(b), this Note shall no longer be deemed to be outstanding and all rights with respect to this Note, including, without limitation, the right to receive interest hereon and the principal hereof, shall forthwith terminate.

6.               Costs and Expenses.  The Company agrees to pay all costs and expenses, including reasonable attorney’s fees, which may be incurred by the Holder in collecting any amount due under this Note.

7.               Events of Default; Remedies.  If one or more of the following described “Events of Default” shall occur:

(a)             The Company shall default in the payment of principal or interest on these Notes; or

(b)            Any of the representations or warranties made by the Company in the Note Subscription Agreement or herein, or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company or any of its subsidiaries in connection with the execution and delivery of this Note shall be false or misleading in a any material respect at the time made; or

(c)             The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Note or the Note Subscription Agreement and such failure shall continue uncured for a period of fifteen (15) business days after notice from Holder of such failure; or

(d)            The Company or any of its subsidiaries shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

(e)             A trustee, liquidator or receiver shall be appointed for the Company, any of its subsidiaries or for a substantial part of their respective property or business without their consent and shall not be discharged within forty five (45) business days after such appointment; or

(f)             Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company or any of its subsidiaries and shall not be dismissed within forty five (45) business days thereafter; or

(g)            Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its subsidiaries and, if instituted against the Company or any of its subsidiaries shall not be dismissed within forty five (45) business days after such instruction or if the Company or any of its subsidiaries shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any proceeding; or

(h)            Cessation by the Company or any of its subsidiaries of doing business in the ordinary course; or

(i)              A material adverse change to the Company’s or any of its subsidiaries business condition (financial or otherwise), earnings, properties, prospects or results of operations of the Company or any of its subsidiaries taken as a whole.

Then, or at any time thereafter, and in each and every such case, unless such Event or Default shall have been waived in writing by the Majority Noteholders (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Majority Noteholders and in the Majority Noteholders’ sole discretion, the principal (and any accrued interest) amount of this Note shall become immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Majority Noteholders may immediately, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

8.               Lost or Destroyed Note.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership thereof, and indemnity and bond, if requested, all reasonably satisfactory to the Company.

9.               Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws.

10.            Business Day Definition.  For purposes hereof, the term “business day” shall mean any day on which banks are generally open for business in the State of New York, USA and excluding any Saturday and Sunday.

11.            Notices.  Any notice, demand or request required or permitted to be given by either the Company or the Holder pursuant to the terms of this Note shall be made in accordance with Section 11 of the Note Subscription Agreement.

12.            Waiver.  Any waiver by the Company, the Holders hereof or the Majority Noteholders of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any breach of such provision or of any breach of any other provision of this Note.  The failure of the Company, the Holder hereof or the Majority Noteholders to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Subject to the terms of Section 10 of the Note Subscription Agreement, any waiver must be in writing and signed by such party against whom such waiver is sought to be enforced.

13.            Notices of Certain Actions.  In case at any time the Company shall propose to:

(a)             pay any dividend or make any distribution on shares of Common Stock in shares of Common Stock or equivalents thereto or make any other distribution; or

(b)            issue any rights, warrants or Common Stock to any holders of Common Stock entitling them to purchase any additional shares of Common Stock or any other rights, debentures, warrants or other Common Stock; or

(c)             effect any reclassification or change of outstanding shares of Common Stock, or any consolidation, merger, sale (or similar transaction), lease or conveyance of property (not in the Company’s ordinary course of business); or

(d)            effect any liquidation, dissolution or winding-up of the Company;

then, and in any one or more of such cases (a) through (d), the Company shall, subject to any other Sections of this Note, give written notice thereof, by certified mail, postage prepaid, or by facsimile, electronic mail (or similar electronic transmission) to the Holder at the Holder’s address as it shall appear in the Notes Register, mailed at least fifteen (15) days prior to (i) the date as of which the holders of record of shares of securities to be entitled to receive any such dividend, distribution, rights, debentures, warrants or other securities are to be determined or (ii) the date on which any such reclassification, change of outstanding shares of Common Stock, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution or winding-up.

14.            Unenforceable Provisions.  If any provision of this Notice is invalid, illegal or unenforceable, the balance of this Notice shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

15.            Restriction on Redemption and Dividends.  Until all of the Notes issued (on or after the date hereof) pursuant to the Note Subscription Agreement have been paid in full, exchanged or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, (A) repurchase, redeem, or declare or pay any cash dividend or distribution on, the Common Stock or (B) distribute any material property or assets of any kind to holders of the Common Stock in respect of the Common Stock.

16.            Senior Secured Ranking.  As security for all obligations under the Notes, certain subsidiaries of the Company have granted to the Collateral Agent (as defined in the Note Subscription Agreement), as the collateral agent from the Purchasers, a first priority security interest in the Collateral (as defined in the Note Subscription Agreement) pursuant to the Security Agreement (as defined in the Note Subscription Agreement).

17.            Payment of Collection, Enforcement and Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

18.            Construction; Headings.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

19.            Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents (as defined in the Note Subscription Agreement), at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Majority Noteholders’ right to pursue actual damages for any failure by the Company to comply with the terms of the Notes.  Amounts set forth or provided for herein with respect to payments shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Majority Noteholders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

20.            Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Note Subscription Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereof duly authorized.

Environmental Solutions Worldwide, Inc.

By:

Name:

Title: